Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SANDS CHINA LTD.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1928)

ANNOUNCEMENT OF INTERIM RESULTS FOR

THE SIX MONTHS ENDED JUNE 30, 2010

Financial Highlights:

•         We generated an all-time half year record of US$554.4 million (HK$4,314.7 million) of adjusted EBITDA across all our Group properties, an increase of 64.2% compared to US$337.7 million (HK$2,617.2 million) in the first half of 2009.

•         Total net revenues for the Group increased 32.0% to US$1,980.5 million (HK$15,413.6 million) in the first half of 2010, compared to US$1,500.6 million (HK$11,629.7 million) in the first half of 2009.

•         Profit for the Group increased 329.7% to US$250.5 million (HK$1,949.6 million) in the first half of 2010, compared to US$58.3 million (HK$451.8 million) in the first half of 2009.

Results of Operations

The Board of Directors (the “Board”) of Sands China Ltd. (“we” or our “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (the “Group”) for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

Note:	The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2009: US$1.00 to HK$7.750) for the purposes of illustration only.

Net Revenues

Net revenues were US$1,980.5 million for the six months ended June 30, 2010, an increase of US$479.9 million, or 32.0%, compared to US$1,500.6 million for the six months ended June 30, 2009. Net revenues increased primarily due to an increase in net casino revenues, driven by strong visitation resulting in part from marketing initiatives such as the launch of the Sands Rewards Club, a stable macroeconomic environment in China, as well as management’s focus on driving the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP premium and junket players.

Our net revenues consisted of the following:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Casino	1,768.5	1,317.1	34.3%
Rooms	67.5	55.5	21.6%
Food and beverage	34.9	25.4	37.4%
Mall	54.5	64.1	(15.0)%
Convention, ferry, retail and other	55.1	38.4	43.5%

Total net revenues	1,980.5	1,500.6	32.0%

Our net casino revenues for the six months ended June 30, 2010 were US$1,768.5 million, an increase of US$451.4 million, or 34.3%, compared to US$1,317.1 million for the six months ended June 30, 2009. Net casino revenues of the Sands Macao, The Venetian Macao and The Plaza Macao increased by US$123.2 million, US$181.1 million and US$147.1 million respectively, due to the factors mentioned above.

The following table summarizes the results of our casino activity:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages and points)

Sands Macao
Total net casino revenues	572.1	448.9	27.4%
Non-rolling chip table games drop	1,193.1	1,208.4	(1.3)%
Non-rolling chip table games win percentage	20.5%	19.1%	1.4	pts
Rolling chip volume	13,627.8	9,845.3	38.4%
Rolling chip win percentage	3.1%	2.7%	0.4	pts
Slot handle	769.1	577.2	33.2%
Slot hold percentage	5.8%	6.7%	(0.9	)pts

The Venetian Macao
Total net casino revenues	974.4	793.3	22.8%
Non-rolling chip table games drop	1,819.6	1,623.3	12.1%
Non-rolling chip table games win percentage	25.0%	23.2%	1.8	pts
Rolling chip volume	19,815.3	18,590.1	6.6%
Rolling chip win percentage	3.1%	2.7%	0.4	pts
Slot handle	1,372.3	1,093.8	25.5%
Slot hold percentage	7.2%	7.5%	(0.3	)pts

The Plaza Macao
Total net casino revenues	222.1	75.0	196.1%
Non-rolling chip table games drop	194.6	167.5	16.2%
Non-rolling chip table games win percentage	26.8%	25.2%	1.6	pts
Rolling chip volume	8,562.9	1,125.2	661.0%
Rolling chip win percentage	2.8%	3.2%	(0.4	)pts
Slot handle	256.3	100.0	156.3%
Slot hold percentage	5.6%	5.7%	(0.1	)pts

Net room revenues for the six months ended June 30, 2010 were US$67.5 million, an increase of US$12.0 million, or 21.6%, compared to US$55.5 million for the six months ended June 30, 2009. The increase was primarily driven by continued economic recovery from the global economic downturn in 2009 as well as a continued focus on promotions such as the Winter, Spring & Summer Packages and incentive schemes given to selected wholesalers.

The following table summarizes our room activity. The suites at the Sands Macao are primarily provided to gaming patrons on a complimentary basis and therefore related statistics have not been included.

	Six months ended June 30,
	2010	2009	Percent Change
	(US$, except percentages and points)

The Venetian Macao
Gross room revenues (in millions)	95.3	79.5	19.9%
Average daily rate	203	209	(2.9)%
Occupancy rate	92.4%	76.7%	15.7	pts
Revenue per available room	187	160	16.9%

The Plaza Macao
Gross room revenues (in millions)	13.5	7.9	70.9%
Average daily rate	288	293	(1.7)%
Occupancy rate	71.0%	41.5%	29.5	pts
Revenue per available room	204	122	67.2%

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

Net food and beverage revenues for the six months ended June 30, 2010 were US$34.9 million, an increase of US$9.5 million, or 37.4%, compared to US$25.4 million for the six months ended June 30, 2009. The increase was primarily due to the growth in banquet operations as a result of more group business and wedding banquets. In addition, other food and beverage outlets also experienced better performance as a result of improved hotel occupancy.

Mall revenues for the six months ended June 30, 2010 were US$54.5 million, a decrease of US$9.6 million, or 15.0%, compared to US$64.1 million for the six months ended June 30, 2009. The decrease was primarily due to lower occupancy and rent restructuring for certain retailers.

Net convention, ferry, retail and other revenue for the six months ended June 30, 2010 were US$55.1 million, an increase of US$16.7 million, or 43.5%, compared to US$38.4 million for the six months ended June 30, 2009. The increase was primarily attributable to an increase in ferry revenue resulting from an increase in the number of sailings and higher occupancy and an increase in entertainment revenue due to an increase in arena events.

Operating Expenses

Operating expenses were US$1,659.6 million for the six months ended June 30, 2010, an increase of US$271.3 million, or 19.5%, compared to US$1,388.3 million for the six months ended June 30, 2009. The increase in operating expenses was primarily attributable to the increase in total gaming tax and premiums as a result of increased gaming revenue, the expansion of our ferry service operations, as well as increases in general and administrative expense, corporate expense and loss on disposal of property and equipment, partially offset by a decrease in pre-opening expenses.

Our operating expenses consisted of the following:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Casino	1,161.2	916.2	26.7%
Rooms	12.4	14.0	(11.4)%
Food and beverage	24.7	22.7	8.8%
Mall	13.7	16.8	(18.5)%
Convention, ferry, retail and other	71.1	59.7	19.1%
Provision for doubtful accounts	19.4	18.7	3.7%
General and administrative expense	128.6	115.9	11.0%
Corporate expense	13.6	4.7	189.4%
Pre-opening expense	12.2	52.4	(76.7)%
Depreciation and amortization	163.3	162.4	0.6%
Loss on disposal of property and equipment	29.4	4.9	500.0%
Fair value losses on financial assets at fair value through profit or loss	1.4	—	—
Net foreign exchange losses	8.4	0.1	8,300.0%

Total operating expenses	1,659.6	1,388.3	19.5%

Casino expenses for the six months ended June 30, 2010 were US$1,161.2 million, an increase of US$245.0 million, or 26.7%, compared to US$916.2 million for the six months ended June 30, 2009. The increase was primarily due to the increase in total gaming tax and gaming premiums of US$239.1 million as a result of higher casino revenues.

Room expenses for the six months ended June 30, 2010 were US$12.4 million, a decrease of US$1.6 million, or 11.4%, compared to US$14.0 million for the six months ended June 30, 2009. Payroll expenses and hotel supplies decreased by US$4.9 million driven by our cost savings initiatives. These decreases were partially offset by increases in the management fee to Four Seasons Hotel Management due to higher revenue, outside services for laundry, and travel agent commission of US$2.9 million due to the increase in occupancy.

Food and beverage expenses for the six months ended June 30, 2010 were US$24.7 million, an increase of US$2.0 million, or 8.8%, compared to US$22.7 million for the six months ended June 30, 2009. The increase was driven by the increase in cost of sales of US$2.3 million associated with the increase in food and beverage revenues.

Mall expenses for the six months ended June 30, 2010 were US$13.7 million, a decrease of US$3.1 million, or 18.5%, compared to US$16.8 million for the six months ended June 30, 2009. The decrease was primarily attributable to the decrease of common area maintenance costs, payroll expenses, utilities, contract labor and special events of US$2.8 million.

Convention, ferry, retail and other expenses for the six months ended June 30, 2010 were US$71.1 million, an increase of US$11.4 million, or 19.1%, compared to US$59.7 million for the six months ended June 30, 2009. The increase was primarily attributable to an increase in ferry expenses of US$9.8 million and an increase of US$3.2 million related to the contract entertainment mainly for Cotai Arena events at The Venetian Macao. These increases were partially offset by a reduction in payroll expenses of US$1.0 million, primarily resulting from management’s continued focus on driving operational efficiencies at the various properties.

Provision for doubtful accounts was US$19.4 million for the six months ended June 30, 2010, an increase of US$0.7 million or 3.7%, compared to US$18.7 million for the six months ended June 30, 2009.

General and administrative expenses were US$128.6 million for the six months ended June 30, 2010, an increase of US$12.7 million, or 11.0%, compared to US$115.9 million for the six months ended June 30, 2009. The increase was primarily attributable to bonus expenses, marketing expenses and utilities expenses of US$22.7 million. The increase was partially offset by a decrease of US$9.8 million driven by reductions in payroll expenses and transportation costs as a result of management’s continued focus on driving operational efficiencies throughout the various properties.

Corporate expenses were US$13.6 million for the six months ended June 30, 2010, an increase of US$8.9 million, or 189.4%, compared to US$4.7 million for the six months ended June 30, 2009. The increase was the result of royalty fees of US$10.0 million payable to Las Vegas Sands, LLC under the terms of the Second Trademark Sublicense Agreement entered into on November 8, 2009.

Pre-opening expenses were US$12.2 million for the six months ended June 30, 2010, a decrease of US$40.2 million, or 76.7%, compared to US$52.4 million for the six months ended June 30, 2009. Pre-opening expenses for the six months ended June 30, 2010 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6, as well as costs related to the Four Seasons Service Apartment. Pre-opening expenses for the six months ended June 30, 2009 were primarily related to costs associated with the suspension of construction at Parcels 5 and 6.

Depreciation and amortization expense was US$163.3 million for the six months ended June 30, 2010, an increase of US$0.9 million, or 0.6%, compared to US$162.4 million for the six months ended June 30, 2009.

Loss on disposal of property and equipment was US$29.4 million for the six months ended June 30, 2010, an increase of US$24.5 million or 500.0% compared to US$4.9 million for the six months ended June 30, 2009. The increase was primarily related to the disposition of construction materials from construction sites at Parcels 5 and 6.

Net foreign exchange losses for the six months ended June 30, 2010 were US$8.4 million, primarily associated with U.S. dollar denominated debt held in Macao. This compares with net foreign exchange losses of US$0.1 million for the six months ended June 30, 2009.

Adjusted EBITDA(1)

Adjusted EBITDA for the six months ended June 30, 2010 was US$554.4 million, an increase of US$216.7 million, or 64.2%, compared to US$337.7 million for the six months ended June 30, 2009. This strong performance was driven by a significant increase in net casino revenues as a result of management’s focus on both driving the high-margin mass market gaming segment as well as continuing to provide high service levels to our VIP premium and junket players. In addition, the management team continued to focus on driving operational efficiencies throughout both gaming and non-gaming areas of the business, driving further improvement in adjusted EBITDA.

The following table summarizes information related to our operations:

	Six months ended June 30,
	2010	2009	Percent Change
	(US$ in millions, except percentages)

Adjusted EBITDA:
The Venetian Macao	362.6	229.2	58.2%
Sands Macao	150.4	111.3	35.1%
The Plaza Macao	52.4	9.3	463.4%
Ferry and other operations	(11.0)	(12.2)	(9.8)%

	554.4	337.7	64.2%

Note:	The comparative figures have been reclassified to conform to the presentation of the current period.

Interest Expense

The following table summarizes information related to interest expense:

	Six months ended June 30,
	2010	2009	Percent change
	(US$ in millions, except percentages)

Interest and other finance cost	82.9	58.7	41.2%
Less — capitalized interest	(11.4)	(4.6)	147.8%

Interest expense, net	71.5	54.0	32.4%

(1)

Adjusted EBITDA is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. With respect to adjusted EBITDA for each of our properties, we make allocations of the shared support expenses based on revenue attributable to each property. Adjusted EBITDA is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of our IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in the report may not be comparable to other similarly titled measures of other companies. In addition, our adjusted EBITDA presented in the report may differ from adjusted EBITDA presented by Las Vegas Sands Corp. (“LVS”) for its Macao segment in its filings with the U.S. Securities and Exchange Commission.

Interest and other finance cost for the six months ended June 30, 2010 was US$82.9 million, an increase of US$24.2 million, or 41.2%, compared to US$58.7 million for the six months ended June 30, 2009. The increase was primarily a result of an increase in the weighted average interest rate driven by an increase in the credit spread on the Macao Credit Facility. The US$6.8 million increase in capitalized interest was primarily due to the recommencement of construction activities at Parcels 5 and 6 in May 2010.

Profit for the Period

Profit for the six months ended June 30, 2010 was US$250.5 million, an increase of US$192.2 million, or 329.7%, compared to US$58.3 million for the six months ended June 30, 2009.

Liquidity and Capital Resources

Historically, we have funded our operations through cash generated from our operations and our debt financings, as well as financial support from LVS and its subsidiaries (excluding our Group) prior to the offer of ordinary shares in the Company by subscription for cash at HK$10.38 on November 30, 2009 on and subject to the terms outlined in our prospectus dated November 16, 2009 (“Global Offering”).

On May 17, 2010, Venetian Orient Limited (“VOL”) entered into a credit agreement (the “VOL Credit Facility”) providing for up to US$1.75 billion (or equivalent in HK$ or MOP), which consists of a US$750.0 million term loan (the “VOL Term Facility”) that was fully drawn on July 16, 2010, a US$750.0 million delayed draw term loan available for 18 months after closing (the “VOL Delayed Draw Facility”) and a US$250.0 million revolving facility available until April 17, 2015 (the “VOL Revolving Facility”). As of June 30, 2010, the Company had not drawn any amounts under the VOL Revolving Facility.

As of June 30, 2010, we had cash and cash equivalents of US$673.8 million, restricted cash of US$25.0 million and short term deposits of US$173.5 million.

Cash Flows — Summary

Our cash flows consisted of the following:

	Six months ended June 30,
	2010	2009
	(US$ in millions)

Net cash generated from operating activities	584.9	298.8
Net cash used in investing activities	(288.3)	(244.5)
Net cash used in financing activities	(528.6)	(131.2)

Net decrease in cash and cash equivalents	(232.0)	(76.8)

Cash and cash equivalents at beginning of the period	908.3	417.8
Effect of exchange rate on cash and cash equivalents	(2.6)	(0.3)

Cash and cash equivalents at end of the period	673.8	340.6

Cash Flows — Operating Activities

We derive most of our operating cash flows from our casino, hotel room and retail mall operations. Net cash generated from operating activities for the six months ended June 30, 2010 was US$584.9 million, an increase of US$286.1 million, or 95.7%, as compared to US$298.8 million for the six months ended June 30, 2009. The increase in net cash generated from operating activities was primarily due to an increase in profit before tax and improved working capital.

Cash Flows — Investing Activities

Net cash used in investing activities for the six months ended June 30, 2010 was US$288.3 million, which primarily consisted of capital expenditures and purchases of US$173.9 million of short term deposits. Capital expenditures amounted to US$112.4 million, including US$68.1 million for Parcels 5 and 6 of our Cotai Strip development and US$37.3 million for our operations mainly at The Venetian Macao and The Plaza Macao.

Cash Flows — Financing Activities

For the six months ended June 30, 2010, net cash flows used in financing activities were US$528.6 million, primarily attributable to US$392.6 million in repayment of borrowings under our credit facilities, interest paid of US$63.0 million, and financing costs paid of US$56.1 million.

Capital Expenditures

Capital expenditures were used primarily for new projects and to renovate, upgrade and maintain existing properties. Set forth below is historical information on our capital expenditures, excluding capitalized interest and construction payables:

	Six months ended June 30,
	2010	2009
	(US$ in millions)

The Venetian Macao	18.0	7.8
Sands Macao	1.9	4.7
The Plaza Macao	15.0	128.1
Ferry and other operations	2.4	15.9
Parcels 5 and 6	68.1	53.6
Other developments	7.0	0.1

Total capital expenditures	112.4	210.2

Our capital expenditure plans are significant. We recommenced construction activities on Parcels 5 and 6 in May 2010 to complete Phases I and II. We intend to fully fund the development and construction costs related to Phases I and II with at least US$500.0 million of the proceeds from the Global Offering, up to US$1.75 billion from the VOL Credit Facility and, to the extent necessary, cash flow from existing and future operations.

We expect to commence construction of Phase III at a future date as demand and market conditions warrant. As of June 30, 2010, we had capitalized construction costs of US$2.03 billion on the development of Parcels 5 and 6 including land, and we expect to spend an additional US$2.1 billion to complete Phases I and II.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and the outlook on future business conditions.

Capital Commitments

Future commitments for property and equipment that are not recorded in the financial statements herein are as follows:

	As of June 30, 2010	As of December 31, 2009
	(US$ in millions)

Contracted but not provided for	479.9	162.1
Authorized but not contracted for	1,364.2	1,708.2

	1,844.1	1,870.3

Interim Dividend

The Board does not recommend the payment of an interim dividend for the six months ended June 30, 2010.

Pledge of Fixed Assets

We have pledged a substantial portion of our fixed assets to secure our loan facilities. We have pledged buildings; building, land and leasehold improvements; furniture, fittings and equipment; construction in progress; ferries and vehicles with an aggregate net book value of approximately US$5.35 billion as of June 30, 2010 (December 31, 2009: US$3.68 billion).

Contingent Liabilities and Risk Factors

The Group has contingent liabilities arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel and believes that no significant loss will be incurred beyond the amounts provided for as of June 30, 2010. Actual results could differ from these estimates; however, in the opinion of management, it is not anticipated that any material liabilities will arise from the contingent liabilities.

The land concession for Parcels 5 and 6 was published in Macao’s Official Gazette on May 12, 2010. We will subsequently negotiate the land concession for Parcels 7 and 8. Based on historical experience with the Macao Government with respect to the Group’s land concessions for the Sands Macao and Parcels 1, 2, 3, 5 and 6, management believes that the land concession for Parcels 7 and 8 will be granted. However, if the Group does not obtain the land concession, the Group could forfeit all or a substantial part of its US$102.3 million in construction costs incurred for the development of Parcels 7 and 8 as of June 30, 2010.

The Group had commenced pre-construction on Parcel 3, and had capitalized costs of approximately US$35.5 million as of June 30, 2010. Under the revised terms of the land concession approved by the Macao Government on August 20, 2009 that covers Parcel 3, the Group is required to complete the development of Parcel 3 by April 17, 2013. The land concession for Parcels 5 and 6 contains a similar requirement that the corresponding development be completed by May 2014. Management believes that if the Group is unable to complete the developments by the respective deadlines, it will likely be able to obtain an extension from the Macao Government. However, no assurances can be given that an extension will be granted. If the Group is not able to meet the deadlines and those deadlines are not extended, the Macao Government has the right to unilaterally terminate the land concessions and the Group could lose its investment in, and right to operate, any properties developed under the land concessions for Parcels 3 and 5 and 6 without compensation to the Group.

Capital Risk Management

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for holders of ordinary shares in our Company with a nominal value of US$0.01 each (the “Shareholders”) and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes interest bearing borrowings (including current and non-current bank loans as shown in Note 10 to the consolidated interim financial information), cash and cash equivalents, investments (short-term cash deposits with maturities over 90 days) and equity attributable to Shareholders, comprising issued share capital and reserves. The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as net debt divided by total capital. Net debt is calculated as interest bearing borrowings less cash and cash equivalents and investments. Total capital is calculated as equity as shown in the consolidated balance sheet plus net debt:

	As of June 30, 2010	As of December 31, 2009
	(US$ in millions, except percentages)

Interest bearing borrowings	2,379.4	2,818.8
Less: cash and cash equivalents	(673.8)	(908.3)
Less: investments (short-term cash deposits with maturities over 90 days	(173.5)	—

Net debt	1,532.2	1,910.5
Total equity	3,943.9	3,698.9

Total Capital	5,476.1	5,609.4

Gearing ratio	28.0%	34.1%

BUSINESS REVIEW AND PROSPECTS

Our business strategy is to continue to successfully execute our Cotai Strip developments and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. The Company continues to execute on the strategies outlined in our 2009 Annual Report. These strategies have proven to be successful in the first half of 2010 and we are confident they will continue to be so throughout the rest of the year.

We are making solid progress on the development of our integrated resort on Parcels 5 and 6 on Cotai. We recommenced construction of the project in May 2010 and entered into the VOL Credit Facility on May 17, 2010. Upon completion of Phases I and II, the integrated resort is expected to feature approximately 6,000 luxury and mid-scale hotel rooms, approximately 300,000 square feet of gaming space, approximately 1.2 million square feet of retail, entertainment and dining facilities, exhibition and conference facilities and a multipurpose theater.

Due to matters beyond the Company’s control, we have faced challenges acquiring the construction labor that we need quickly enough to be able to meet our original development and opening deadlines. We estimate that it will take approximately sixteen months to complete Phase I once we have sufficient labor to ramp up our construction activity to requisite levels. We currently expect to open Phase I of the project in the fourth quarter of 2011. Phase II, is expected to open six months thereafter.

On August 26, 2010, the Board approved an increase in the budget for the development of the integrated resort on Parcels 5 and 6 of approximately US$100.0 million. The additional funds will be used for, amongst other things, improving and updating the design and fit-out of the casino and hotel rooms and enhancing the layout of the convention, exhibition and meeting room spaces, along with some additional costs associated with the suspension of the project between November 2008 and May 2010. The Directors believe that the Company has sufficient funds available to be able to fund this budget increase.

The Directors removed Mr. Steven Craig Jacobs from the Board on July 23, 2010 and also terminated his employment as the Company’s Chief Executive Officer, President and Executive Director. Mr. Michael Alan Leven, President and Chief Operating Officer of our controlling shareholder, LVS, was appointed our Acting Chief Executive Officer on July 23, 2010. He will serve in this position until such time as a permanent Chief Executive Officer is found. Mr. Leven served as a Special Advisor to the Board from October 14, 2009 until his appointment as an Executive Director on July 27, 2010. Mr. Leven brings with him extensive experience in the gaming and hospitality industries.

On July 27, 2010 the Board approved the appointment of Mr. Edward M. Tracy and Mr. David R. Sisk. Mr. Tracy will serve as the Company’s President and Chief Operating Officer. Mr. Sisk will serve as the Company’s Executive Vice President, Chief Casino Officer. Both executives bring many years of development and operations experience to the Company.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Company is committed to the maintenance of good corporate governance practices and procedures. In the Corporate Governance Report of April 14, 2010, which was published in our 2009 Annual Report, we reported that the Company has devised its own corporate governance guidelines, which incorporate most of the policies, principles and practices set out in the Code on Corporate Governance Practices (the “CG Code”) contained in Appendix 14 of the Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”). Except as disclosed below, the Company has fully complied with all the code provisions and certain recommended best practices set out in the CG Code throughout the six months ended June 30, 2010.

In the Corporate Governance Report of April 14, 2010 we had also reported on six deviations from the provisions of the CG Code. Set out below is an update on these deviations:

Code Provision

A.1.1	The Board is pleased to report that it meets regularly at least once every quarter. The Board has already exceeded the suggested minimum number of meetings in 2010.

A.1.7

The Board is pleased to report that it has established a procedure to enable directors, upon reasonable request, to seek independent professional advice, in appropriate circumstances, at the Company’s expense.

C.2.1

The directors of the Company (the “Directors”) are pleased to report that they meet regularly and conduct a review of the effectiveness of the system of internal control of the Company and its subsidiaries. The review covers all material controls, including financial, operational and compliance controls and risk management functions.

C.2.2	The Directors are pleased to report that they consider the Company’s accounting and financial reporting teams to be adequately resourced and qualified.

D.1.2

The Board is currently reviewing and discussing those functions reserved to the Board and those delegated to management. We look forward to providing an update on this matter in our 2010 Annual Report.

D.2.2

The Board will shortly be amending the terms of reference of the LVSC Announcements Committee to require the committee to report back to the Board on their decisions or recommendations. We look forward to providing an update on this matter in our 2010 Annual Report.

As reported on page 82 of our 2009 Annual Report, the Company has devised its own securities trading code for securities transactions (the “Company Code”) by the Directors and relevant employees who are likely to be in possession of unpublished price-sensitive information of the Company on terms no less exacting than the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 of the Listing Rules (the “Model Code”). Following specific enquiry by the Company, all Directors save for Mr. Steven Craig Jacobs who was removed as Executive Director on July 23, 2010 and cannot be reached to obtain his confirmation up to the date of this announcement, have confirmed that they have complied with the required standard set out in the Company Code during the six months ended June 30, 2010.

Board and Board Committees Composition

During the first half of 2010, there were two changes to the composition of the Board:

•

Mr. Stephen John Weaver, an Executive Director and the Company’s Chief Development Officer, retired at the Annual General Meeting of the Company on June 19, 2010 and did not offer himself for re-election.

•

Mr. Toh Hup Hock, the Company’s Executive Vice President and Chief Financial Officer, was appointed an Executive Director with effect from June 30, 2010. As an Executive Director, Mr. Toh does not receive any emoluments for his position on the Board and his appointment is not governed by a service contract. Mr. Toh will serve as an Executive Director of the Company without any specific term, however he is subject to retirement by rotation and re-election in accordance with the articles of association of the Company.

As at June 30, 2010, the composition of the Board was as follows:

Non-executive Directors	Independent Non-executive Directors	Executive Directors
Sheldon Gary Adelson	Iain Ferguson Bruce	Steven Craig Jacobs
Jeffrey Howard Schwartz	Chiang Yun	Toh Hup Hock
Irwin Abe Siegel	David Muir Turnbull

The composition of the Board Committees as at June 30, 2010 was as follows:

Audit Committee	Remuneration Committee	LVSC Announcements Committee
Iain Ferguson Bruce	David Muir Turnbull	Steven Craig Jacobs
(Chairman)	(Chairman)	(Chairman)
Irwin Abe Siegel	Iain Ferguson Bruce	Iain Ferguson Bruce
Chiang Yun	Jeffrey Howard Schwartz	David Muir Turnbull

Since June 30, 2010, there have been additional changes to the Board. In order to provide our Shareholders with the most up to date information on the Company, the most recent changes to the Board of the Company are detailed below:

•	On July 23, 2010, Mr. Steven Craig Jacobs, the Company’s Chief Executive Officer, President and Executive Director, was removed from office by the Board.

•

On July 27, 2010, Mr. Michael Alan Leven, the Company’s Special Advisor to the Board and our Acting Chief Executive Officer, was appointed an Executive Director. His position as a Special Adviser to the Board was simultaneously dissolved on that date. As an Executive Director, Mr. Leven does not receive any emoluments for his position on the Board and his appointment is not governed by a service contract. Mr. Leven will serve for an initial period of 3 years and is subject to retirement by rotation and re-election in accordance with the articles of association of the Company.

As at the date of this Interim Announcement, the composition of the Board was as follows:

Non-executive Directors	Independent Non-executive Directors	Executive Directors
Sheldon Gary Adelson	Iain Ferguson Bruce	Michael Alan Leven
Jeffrey Howard Schwartz	Chiang Yun	Toh Hup Hock
Irwin Abe Siegel	David Muir Turnbull

In addition, two new committees of the Board were formed on July 27, 2010 — the CEO Search Committee and the Transitional Advisory Committee. We look forward to providing additional information and reporting on the work of these two committees in our 2010 Annual Report.

Audit Committee Review

The Audit Committee has reviewed the accounting policies adopted by the Group and the unaudited condensed consolidated interim financial information for the six months ended June 30, 2010. All of the Audit Committee members are Non-executive Directors, with the Chairman and one other member possessing the appropriate professional qualifications or accounting or related financial management experience. None of the members of the Audit Committee is a former partner of the Company’s existing external auditors.

Purchase, Sale or Redemption of the Company’s Listed Shares

There was no purchase, sale or redemption of the Company’s listed shares by the Company or any of its subsidiaries during the six months ended June 30, 2010.

The financial information set out below in this announcement represents an extract from the condensed consolidated interim financial information, which is unaudited but has been reviewed by the Company’s independent auditor, PricewaterhouseCoopers (“PwC”), in accordance with the International Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”, and by the Audit Committee.

Consolidated Income Statement

		Six months ended June 30,
		2010	2009
	Note	US$’000, except per share data
		(Unaudited)	(Audited, as restated)
Net revenues	4	1,980,499	1,500,587
Gaming tax		(872,525)	(633,417)
Inventories consumed		(20,507)	(20,408)
Employee benefit expenses		(223,039)	(232,856)
Depreciation and amortization		(163,339)	(162,362)
Gaming promoter/agency commissions		(109,177)	(86,827)
Other expenses		(270,984)	(252,459)

Operating profit	5	320,928	112,258
Interest income		1,175	281
Interest expense, net of amounts capitalized	6	(71,450)	(54,026)

Profit before income tax		250,653	58,513
Income tax expense	7	(153)	(167)

Profit for the period and attributable to equity holders of the Company		250,500	58,346

Dividends	12	—	—

Earnings per share for profit attributable to equity holders of the Company — Basic and diluted	8	US3.11 cents	US0.93 cents

Consolidated Statement of Comprehensive Income

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited, as restated)
Profit for the period attributable to equity holders of the Company	250,500	58,346
Other comprehensive (loss)/income, net of tax:
Currency translation differences	(13,969)	182

Total comprehensive income for the period attributable to equity holders of the Company	236,531	58,528

Consolidated Balance Sheet

		As of June 30, 2010	As of December 31, 2009
	Note	US$’000
		(Unaudited)	(Audited, as restated)
ASSETS
Non-current assets
Investment properties, net		764,626	748,743
Property and equipment, net		5,414,194	5,525,057
Intangible assets, net		38,050	41,005
Deferred income tax assets		96	113
Financial assets at fair value through profit or loss		114	1,529
Other assets, net		41,360	48,794
Trade and other receivables and prepayments, net		28,946	31,955

Total non-current assets		6,287,386	6,397,196

Current assets
Inventories		8,307	9,630
Trade and other receivables and prepayments, net	9	282,803	295,400
Investments		173,461	—
Restricted cash		25,041	17,172
Cash and cash equivalents		673,763	908,334

Total current assets		1,163,375	1,230,536

Total assets		7,450,761	7,627,732

		As of June 30, 2010	As of December 31, 2009
	Note	US$’000
		(Unaudited)	(Audited, as restated)
EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital		80,479	80,479
Reserves		3,863,381	3,618,415

Total equity		3,943,860	3,698,894

LIABILITIES
Non-current liabilities
Trade and other payables		14,794	12,570
Borrowings	10	2,324,213	2,950,849

Total non-current liabilities		2,339,007	2,963,419

Current liabilities
Trade and other payables	11	860,990	828,791
Current income tax liabilities		242	172
Borrowings	10	306,662	136,456

Total current liabilities		1,167,894	965,419

Total liabilities		3,506,901	3,928,838

Total equity and liabilities		7,450,761	7,627,732

Net current (liabilities)/assets		(4,519)	265,117

Total assets less current liabilities		6,282,867	6,662,313

Notes to the Financial Information

1.	Basis of preparation

The unaudited consolidated interim financial information (the “Interim Financial Information”) is presented in United States dollars (“US$”), unless otherwise stated. This Interim Financial Information was approved and authorized for issue by the Board of Directors of the Company on August 26, 2010.

This Interim Financial Information for the six months ended June 30, 2010 has been prepared in accordance with the International Accounting Standard (“IAS”) 34 “Interim Financial Reporting” issued by the International Accounting Standard Board (“IASB”) and the applicable disclosure requirements of Appendix 16 to the Listing Rules. It should be read in conjunction with the Group’s annual financial statements for the year ended December 31, 2009, which were prepared in accordance with International Financial Reporting Standards (“IFRS”).

2.	Significant accounting policies

The accounting policies adopted in the preparation of the Interim Financial Information for the six months ended June 30, 2010 are consistent with those adopted and as described in the Group’s annual financial statements for the year ended December 31, 2009, except for the adoption of new standards and interpretations as of January 1, 2010, noted below which are relevant to the Group.

IAS 17 (amendment), ‘Leases’ (effective from January 1, 2010). The amendment is part of the IASB’s annual improvements project published in April 2009 and the Group has applied IAS 17 (amendment) from January 1, 2010. The adoption of IAS 17 (amendment) resulted in retrospective adjustments of leasehold interests in land from operating lease to finance lease, and finance lease liabilities on leasehold interests in land, and the consequential adjustments on investment properties, property and equipment, operating lease amortization, finance lease depreciation, interest expense and related interest capitalization. The effect of the adoption is set out in note 13 to the Group’s Interim Financial Information.

International Financial Reporting Interpretations Committee (“IFRIC”) 17 ‘Distribution of non-cash assets to owners’ (effective on or after July 1, 2009), provides guidance on accounting for arrangements whereby an entity distributes non- cash assets to shareholders either as a distribution of reserves or as dividends. IFRS 5 has also been amended to require that assets are classified as held for distribution only when they are available for distribution in their present condition and the distribution is highly probable. The adoption of IFRIC 17 has no material impact on the Group’s Interim Financial Information.

IAS 27 (revised), ‘Consolidated and separate financial statements’, (effective from July 1, 2009). The revised standard requires the effects of all transactions with minority interest to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value, and a gain or loss is recognized in the consolidated income statement. The Group adopted IAS 27 (revised) prospectively to transactions with minority interest from January 1, 2010 and the adoption of IAS 27 (revised) has no material impact on the Group’s Interim Financial Information.

IFRS 3 (revised), ‘Business combinations’ (effective from July 1, 2009). The revised standard continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re- measured through the consolidated income statement. There is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair vale or at the non-controlling interest’s proportionate share of the acquiree’s net assets. All acquisition-related costs should be expensed. The Group adopted IFRS 3 (revised) prospectively to all business combinations from January 1, 2010 and the adoption of IFRS 3 (revised) has no material impact on the Group’s Interim Financial Information.

IAS 38 (amendment), ‘Intangible Assets’ (effective from July 1, 2009), clarifies guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar useful economic lives. The amendment has no material impact on the Group’s Interim Financial Information.

IFRS 5 (amendment), ‘Measurement of non-current assets (or disposal groups) classified as held for sale’, provides clarification that IFRS 5 specifies the disclosures required in respect of non-current assets (or disposal groups) classified as held for sale or discontinued operations. It also clarifies that the general requirements of IAS 1 still apply, particularly paragraph 15 (to achieve a fair presentation) and paragraph 125 (sources of estimation uncertainty) of IAS 1. The Group adopted IFRS 5 (amendment) from January 1, 2010 and the amendment has no material impact on the Group’s Interim Financial Information.

IAS 1 (amendment), ‘Presentation of financial statements’, provides clarification that the potential settlement of a liability by the issue of equity is not relevant to its classification as current or non-current. By amending the definition of current liability, the amendment permits a liability to be classified as non-current (provided that the entity has an unconditional right to defer settlement by transfer of cash or other assets for at least 12 months after the accounting period) notwithstanding the fact that the entity could be required by the counterparty to settle in shares at any time. The Group adopted IAS 1 (amendment) from January 1, 2010 and the amendment has no material impact on the Group’s Interim Financial Information.

IFRS 2 (amendments), ‘Group cash-settled share-based payment transactions’ (effective from January 1, 2010). In addition to incorporating IFRIC-Int 8, ‘Scope of IFRS 2’, and IFRIC-Int 11, ‘IFRS 2 — Group and treasury share transactions’, the amendments expand on the guidance in IFRIC 11 to address the classification of group arrangements that were not covered by the interpretation. The new guidance is not expected to have a material impact on the Group’s Interim Financial Information.

IFRS 8 (amendment) allows that total segment assets are to be disclosed only when such information is regularly provided to chief operating decision maker, like segment liabilities under the current IFRS 8.

The Group has not early adopted the following new or revised standards, amendments, improvements and interpretations that have been issued but are not yet effective for the period:

Revised standards, amendments and interpretations

Effective from
IAS 24 (Revised)	Related Party Disclosures	January 1, 2011
IAS 32 (Amendment)	Financial Instruments Disclosures — Classification of Rights Issues	February 1, 2010
IFRS 9	Financial Instruments — Classification and Measurements	January 1, 2013
IFRIC – Int 14 (Amendment)	IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interactions	January 1, 2011
IFRIC – Int 19	Extinguishing Financial Liabilities with Equity Instruments	July 1, 2010

Third annual improvements project (2010) published in May 2010 by the IASB

Effective from
IFRS 3 (Revised)	Business Combinations	July 1, 2010
IFRS 7	Financial Instruments: Disclosures	January 1, 2011
IAS 1	Presentation of Financial Statements	January 1, 2011
IAS 27	Consolidated and Separate Financial Statements	January 1, 2011
IAS 34	Interim Financial Reporting	January 1, 2011
IFRIC – Int 13	Customer Loyalty Programmes	January 1, 2011

The Group will adopt the above new and revised standards, amendments, interpretations and improvements to existing standards as and when they become effective. The Group has already commenced the assessment of the impact to the Group and is not yet in a position to state whether these would have a significant impact on the results of operations and financial position of the Group.

3.	Segment information

Management has determined the operating segments based on the reports reviewed by a group of senior management to make strategic decisions. The Group considers the business from a property and service perspective.

The Group’s principal operating and developmental activities occur in Macao, which is the sole geographic area that the Group domiciles. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: Sands Macao, The Venetian Macao, The Plaza Macao, ferry and other operations and other developments (on Parcels 3, 5, 6, 7 and 8 of the Cotai Strip).

Sands Macao, The Venetian Macao, The Plaza Macao and other developments, once in operation will, derive their revenue primarily from casino, hotel, food and beverage, mall, convention, retail and other sources. Ferry and other operations mainly derive their revenue from the sale of ferry tickets for transportation between Hong Kong and Macao.

The Group’s segment information is as follows:

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited, Note 14)
Net revenues:
The Venetian Macao	1,128,446	931,754
Sands Macao	584,159	458,612
The Plaza Macao	246,226	95,691
Ferry and other operations	44,351	33,226
Other developments	—	—
Inter-segment revenues	(22,683)	(18,696)

	1,980,499	1,500,587

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Unaudited, Note 14)
Adjusted EBITDA (Note):
The Venetian Macao	362,624	229,189
Sands Macao	150,359	111,346
The Plaza Macao	52,434	9,326
Ferry and other operations	(10,983)	(12,208)
Other developments	—	—

	554,434	337,653

Note:

Adjusted EBITDA is profit before interest, income taxes, depreciation and amortization (net of amortization of show production costs), pre-opening expense, net foreign exchange losses or gains, loss or gain on disposal of property and equipment, corporate expense, share-based compensation and fair value losses or gains on financial assets at fair value through profit or loss. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited, as restated)
Depreciation and amortization:
The Venetian Macao	108,928	105,586
Sands Macao	21,470	25,287
The Plaza Macao	25,257	25,327
Ferry and other operations	7,596	6,020
Other developments	88	142

	163,339	162,362

The following is a reconciliation of adjusted EBITDA to profit for the period attributable to equity holders of the Company:

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)
Adjusted EBITDA	554,434	337,653
Share-based compensation granted to employees by LVS and the Company, net of amounts capitalized	(7,224)	(3,457)
Corporate expense	(13,571)	(4,692)
Pre-opening expense	(12,213)	(51,956)
Depreciation and amortization	(163,339)	(162,362)
Amortization of show production costs	2,105	2,115
Net foreign exchange losses	(8,414)	(149)
Loss on disposal of property and equipment	(29,435)	(4,894)
Fair value losses on financial assets at fair value through profit or loss	(1,415)	—

Operating profit	320,928	112,258
Interest income	1,175	281
Interest expense, net of amounts capitalized	(71,450)	(54,026)

Profit before income tax	250,653	58,513
Income tax expense	(153)	(167)

Profit for the period attributable to equity holders of the Company	250,500	58,346

	As of June 30, 2010	As of December 31, 2009
	US$’000
	(Unaudited)	(Audited, as restated)
Total assets
The Venetian Macao	2,816,945	2,873,777
Sands Macao	531,232	530,354
The Plaza Macao	1,185,073	1,181,847
Ferry and other operations	351,642	774,907
Other developments	2,565,869	2,266,847

	7,450,761	7,627,732

During the six months ended June 30, 2010, US$391.6 million of cash and bank balances that the Company derived from the Global Offering was allocated from the ferry and other operations segment to the other developments segment.

	As of June 30, 2010	As of December 31, 2009
	US$’000
	(Unaudited)	(Audited, as restated)
Total non-current assets
Held locally	6,012,102	6,159,305
Held in foreign countries	275,074	236,249
Deferred income tax assets	96	113
Financial assets at fair value through profit or loss	114	1,529

	6,287,386	6,397,196

4.	Net revenues

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited)
Casino	1,768,543	1,317,124
Rooms	67,477	55,477
Food and beverage	34,882	25,446
Mall
— Income from right of use	43,477	50,961
— Management fees and other	11,026	13,161
Convention, ferry, retail and other	55,094	38,418

	1,980,499	1,500,587

5.	Profit from operations

Profit from operations was stated after charging the following:

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited, as restated)
Charging:
Employee benefit expenses (including directors’ emoluments)	223,039	232,856
Depreciation and amortization	163,339	162,362
Suspension costs	6,688	41,848
Provision for doubtful accounts	19,366	18,739
Operating lease payments	4,522	9,113
Loss on disposal of property and equipment	29,435	4,894
Auditor’s remuneration	432	834
Net foreign exchange losses	8,414	149
Fair value losses on financial assets at fair value through profit or loss	1,415	—

6.	Interest expense, net of amounts capitalized

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited, as restated)
Bank borrowings	65,635	46,276
Notes payable to related companies	—	2,255
Amortization of deferred financing costs	8,102	4,707
Finance lease liabilities	4,207	3,046
Standby fee and other financing costs	4,947	2,379

	82,891	58,663
Less: interest capitalized	(11,441)	(4,637)

Interest expense, net of amounts capitalized	71,450	54,026

7.	Income tax expense

	Six months ended June 30,
	2010	2009
	US$’000
	(Unaudited)	(Audited)
Current income tax
Macao complementary tax	70	160
Hong Kong profit tax	—	1
Other overseas taxes	66	—
Deferred income tax	17	6

Income tax expense	153	167

8.	Earnings per share

Basic earnings per share is calculated by dividing the profit for the period attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period.

The Company was incorporated on July 15, 2009. The weighted average number of ordinary shares in issue during the period ended June 30, 2009 used in the basic earnings per share calculation is determined on the assumption that the 6,279,999,999 shares at par value of US$0.01 each issued upon the capitalization issue to Venetian Venture Development Intermediate II, the immediate holding company, had been in issue prior to the incorporation of the Company.

	Six months ended June 30,
	2010	2009
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	250,500	58,346

Weighted average number of shares (thousand shares)	8,047,865	6,280,000

Earnings per share, basic (US$)	US3.11 cents	US0.93 cents

Earnings per share, basic (Hong Kong dollars “HK$”)(i)	HK24.20 cents	HK7.21 cents

(i)

The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2009: US$1.00 to HK$7.750). No representation is made that the HK$ amounts have been, could have been or could be converted into US$, or vice versa, at that rate, or at any other rates or at all.

Diluted earnings per share are equal to basic earnings per share as the share options of the Company did not result in any potential dilutive effect on the ordinary shares outstanding during the period (six months ended June 30, 2009: same).

9.	Trade receivables

The aging analysis of trade receivables, net of provision for doubtful accounts, is as follows:

	As of June 30, 2010	As of December 31, 2009
	US$’000
	(Unaudited)	(Audited)
0–30 days	163,536	197,645
31–60 days	34,251	16,796
61–90 days	12,285	9,508
Over 90 days	32,727	28,943

	242,799	252,892

10.	Borrowings

	As of June 30, 2010	As of December 31, 2009
	US$’000
	(Unaudited)	(Audited, as restated)
Non-current portion
Bank loans, secured	2,211,309	2,768,457
Finance lease liabilities on leasehold interests in land, secured	194,662	218,237
Other finance lease liabilities, secured	180	283

	2,406,151	2,986,977
Less: deferred financing costs	(81,938)	(36,128)

	2,324,213	2,950,849

Current portion
Bank loans, secured	250,060	86,476
Finance lease liabilities on leasehold interests in land, secured	56,408	49,771
Other finance lease liabilities, secured	194	209

	306,662	136,456

Total borrowings	2,630,875	3,087,305

VOL Credit Facility

On May 17, 2010, a subsidiary of the Company, Venetian Orient Limited (“VOL,” owner and developer of the integrated resort on Cotai Strip Parcels 5 and 6), entered into a credit agreement (the “VOL Credit Facility”) providing for up to US$1.75 billion (or equivalent in HK$ or Macao Patacas (“MOP”)), which consists of a US$750.0 million term loan (the “VOL Term Facility”) that was fully drawn on July 16, 2010, a US$750.0 million delayed draw term loan available for 18 months after closing (the “VOL Delayed Draw Facility”) and a US$250.0 million revolving facility available until April 17, 2015 (the “VOL Revolving Facility”). As of June 30, 2010, the Company had not drawn any amounts under the VOL Revolving Facility.

The indebtedness under the VOL Credit Facility is guaranteed by any future restricted subsidiaries of VOL. The obligations under the VOL Credit Facility are collateralized by a first- priority security interest in substantially all of VOL’s assets, other than (1) capital stock and similar ownership interests, (2) certain furniture, fixtures, fittings and equipment and (3) certain other excluded assets.

The VOL Credit Facility matures on June 16, 2015, with VOL required to repay or prepay the VOL Credit Facility under certain circumstances. Commencing on March 31, 2013, and at the end of each subsequent quarter in 2013, VOL is required to repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata basis in an amount equal to 5% of the aggregate principal amount of term loans outstanding as of November 17, 2011. Commencing on March 31, 2014, and at the end of each subsequent quarter in 2014, VOL is required to repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata bases in an amount equal to 7.5% of the aggregate principal amount of term loans outstanding as of November 17, 2011. In addition, commencing with December 31, 2013, and the end of each fiscal year thereafter, VOL is required to further repay the outstanding VOL Term and Delayed Draw Facilities on a pro rata basis with 50%, subject to downward adjustments if certain conditions are met, of its excess free cash flow (as defined by the VOL Credit Facility).

Borrowings under the VOL Credit Facility bear interest at either the adjusted Eurodollar rate or an alternative base rate (in the case of U.S. dollar denominated loans) or the Hong Kong Interbank Offered Rate (or “HIBOR,” in the case of HK$ and MOP denominated loans), as applicable, plus a spread of 4.5% per annum. VOL will pay standby fees of 2.0% per annum on the undrawn amounts under the VOL Term and Delayed Draw Facilities and 1.50% per annum on the undrawn amounts under the VOL Revolving Facility.

The VOL Credit Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on liens, annual capital expenditures other than project costs, incurrence of indebtedness, loans and guarantees, investments, acquisitions and asset sales, restricted payments and other distributions, affiliate transactions and use of proceeds from the facility. The VOL Credit Facility also requires VOL to comply with financial covenants as of the first full quarter beginning six months after the commencement of substantial operations of Phases I and II of the integrated resort on Cotai Strip Parcels 5 and 6, including maximum ratios of total indebtedness to EBITDA (as defined in the VOL Credit Facility) and minimum ratios of EBITDA to total interest expense. The VOL Credit Facility also contains events of default customary for such financings.

11.	Trade payables

The aging analysis of trade payables is as follows:

	As of June 30, 2010	As of December 31, 2009
	US$’000
	(Unaudited)	(Audited)
0–30 days	17,785	11,356
31–60 days	4,911	10,977
61–90 days	588	8,302
Over 90 days	2,741	2,948

	26,025	33,583

12.	Dividends

No dividend has been paid or declared by the Company for the six months ended June 30, 2010 (six months ended June 30, 2009: same).

13.	Adoption of IAS17 (Amendment)

(i)	Effect on the consolidated balance sheet at January 1, 2009

	At January 1, 2009 as previously stated	Effects of IAS 17 Amendment	At January 1, 2009 as restated
		US$’000
Investment properties, net	338,014	72,990	411,004
Property and equipment, net	5,235,823	333,202	5,569,025
Leasehold interests in land, net	274,443	(274,443)	—
Borrowings	3,643,160	112,612	3,755,772
Trade and other payables	1,994,705	6,815	2,001,520
Retained earnings	1,140,093	12,322	1,152,415

(ii)	Effect on the consolidated income statement for the six months ended June 30, 2009

	For the six months ended June 30, 2009 as previously stated	Effects of IAS 17 Amendment	For the six months ended June 30, 2009 as restated
		US$’000
Depreciation and amortization	158,444	3,918	162,362
Land lease expense	6,125	(6,125)	—
Interest expense, net of amounts capitalized	52,211	1,815	54,026
Net foreign exchange losses	125	24	149

(iii)	Effect on the consolidated balance sheet at January 1, 2010

	At January 1, 2010 as previously stated	Effects of IAS 17 Amendment	At January 1, 2010 as restated
		US$’000
Investment properties, net	676,512	72,231	748,743
Property and equipment, net	4,926,540	598,517	5,525,057
Leasehold interests in land, net	378,918	(378,918)	—
Borrowings	2,819,297	268,008	3,087,305
Trade and other payables	831,041	10,320	841,361
Retained earnings	1,353,836	13,502	1,367,338

(iv)	Effect on the consolidated income statement for the six months ended June 30, 2010

	For the six months ended June 30, 2010 prior to adoption	Effects of IAS 17 Amendment	For the six months ended June 30, 2010
		US$’000
Depreciation and amortization	159,421	3,918	163,339
Land lease expense	14,119	(14,119)	—
Interest expense, net of amounts capitalized	68,805	2,645	71,450
Net foreign exchange losses	8,383	32	8,415

14.	Comparatives

Certain comparative figures have been reclassified to conform to the presentation of the current period.

Publication of Interim Results on the websites of The Stock Exchange of Hong Kong Limited (“the Stock Exchange”) and the Company

This announcement is published on the websites of the Stock Exchange (www.hkexnews.com.hk) and the Company (www.sandschinaltd.com). The interim report for the six months ended June 30, 2010 will be dispatched to our Shareholders and published on the websites of the Stock Exchange and the Company in due course.

By order of the Board
SANDS CHINA LTD.
Sheldon Gary Adelson
Chairman

Macao, August 26 2010

As at the date of this announcement, the Board comprises Michael Alan Leven and Toh Hup Hock (as Executive Directors); Sheldon Gary Adelson, Jeffrey Howard Schwartz and Irwin Abe Siegel (as Non-Executive Directors); and Iain Ferguson Bruce, Chiang Yun and David Muir Turnbull (as Independent Non-Executive Directors).

*	For identification purposes only.